EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 2, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Tarrant Apparel Group and subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Tarrant Apparel Group on Form S-8 (File No. 333-106151, effective June 16, 2003, File No. 333-106152, effective June 16,
2003,  File No.  333-106153,  effective June 16, 2003,  and File No.  333-49810, effective November 13, 2000) and on Form S-3 (File No. 333-110090, effective November 6, 2003 and File No. 333-111092, effective December 23, 2003).

/s/ GRANT THORNTON LLP

Los Angeles, California
April 2, 2004